Exhibit B

SHARE SUBSCRIPTION AGREEMENT

dated as of November 4, 2025

by and between

NAAS TECHNOLOGY INC.

and

PURCHASERS LISTED ON SCHEDULE I

TABLE OF CONTENTS

1.	DEFINITIONS	1

2.	PURCHASE AND SALE OF SECURITIES	4

3.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS	4

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	7

5.	ADDITIONAL AGREEMENTS	9

6.	CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL	10

7.	CONDITIONS TO THE PURCHASERS’ OBLIGATION TO PURCHASE	11

8.	TERMINATION.	11

9.	MISCELLANEOUS.	12

SHARE SUBSCRIPTION AGREEMENT

SHARE SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of November 4, 2025, by and among NaaS Technology Inc., an exempted company organized under the laws of the Cayman Islands (the “Company”), and each of the purchasers identified on Schedule I hereto (each a “Purchaser”, and collectively, the “Purchasers”).

RECITALS

WHEREAS, the Company desires to issue, sell and deliver to each of the Purchaser, and each of the Purchaser desires to purchase and acquire from the Company, upon the terms and conditions set forth in this Agreement, such number of Class A Ordinary Shares, par value US$0.01 per share, of the Company (the “Securities”) as set forth opposite Purchasers’ name on Schedule I.

NOW, THEREFORE, in consideration of the foregoing and representations, warranties, covenants and agreements set forth herein as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound, the Company and the Purchasers hereby agree as follows:

1.	DEFINITIONS

The following capitalized terms shall have the following meanings for purposes of this Agreement:

“1934 Act” means the United States Securities Exchange Act of 1934, as amended;

“Adjusted Per Share Purchase Price” has the meaning set forth in Section 5(d);

“ADS” means American Depositary Share, each representing 3,200 Class A Ordinary Shares as of the date hereof;

“ADS Conversion” has the meaning set forth in Section 5(e);

“Affiliate” means an “affiliate” within the meaning of Rule 405 under the Securities Act;

“Aggregate Purchase Price” has the meaning set forth in Section 2(b);

“Agreement” means this Share Subscription Agreement;

“Board” means the Company’s Board of Directors;

“Business Day” means any weekday that is not a day on which banking institutions in the Cayman Islands, Hong Kong, New York City or the PRC are authorized or required by law, regulation or executive order to be closed;

“Class A Ordinary Shares” means the Company’s Class A Ordinary Shares, par value US$0.01 per share;

“Closing” has the meaning set forth in Section 2(a);

“Closing Date” has the meaning set forth in Section 2(c)(i);

“Company” has the meaning set forth in the preamble;

“Company Articles” means the Third Amended and Restated Memorandum and Articles of Association of the Company, as amended;

“Contract” means any agreement, contract, lease, indenture, instrument, note, debenture, bond, mortgage or deed of trust or other agreement, arrangement or understanding;

“Depositary” means JPMorgan Chase Bank, N.A., or any successor depositary of the Company’s ADS program;

“Encumbrance” means any mortgage, lien, pledge, charge, security interest, title defect, preemptive or similar right or other encumbrance;

“Governmental Entity” means any supranational, national, provincial, state, municipal, local or other government, whether U.S., PRC or otherwise, any instrumentality, subdivision, administrative agency or commission thereof, court, other governmental authority or regulatory body or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority or any self-regulatory agency (including any stock exchange);

“HKIAC” has the meaning set forth in Section 9(d);

“Indemnified Liabilities” has the meaning set forth in Section 9(b);

“Indemnitees” has the meaning set forth in Section 9(b);

“Indemnitor” has the meaning set forth in Section 9(b);

“Information Requirements” has the meaning set forth in Section 5(f);

“Material Adverse Effect” means any event, occurrence, fact, condition, change or development, individually or together with other events, occurrences, facts, conditions, changes or developments, that has or would reasonably be expected to have a material adverse effect on (a) the business or operations of the Company and its Subsidiaries (taken as a whole) as presently conducted, or the financial condition, assets or results of operation of the Company and its Subsidiaries (taken as a whole) or (b) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the business of the Company or any Subsidiary relating to or arising in connection with (i) any action required to be taken pursuant to the terms and conditions of this Agreement or taken at the direction of the Purchaser, (ii) economic changes affecting the industry in which the Company and its Subsidiaries operate generally or the economy of the PRC or any other market where the Company and its Subsidiaries have material operations or sales generally (provided in each case that such changes do not have a unique and materially disproportionate impact on the business of the Company and its Subsidiaries), (iii) the execution, announcement or disclosure of this Agreement or the pendency or consummation of the transactions contemplated hereunder or thereunder, (iv) changes in generally accepted accounting principles that are generally applicable to comparable companies, (v) changes in general legal, tax or regulatory conditions, (vi) changes in national or international political or social conditions, including any engagement in hostilities or the occurrence of any military or terrorist attack or civil unrest, or (vii) earthquakes, hurricanes, floods, epidemics or other public health crises or other disasters;

“NaaS Public Documents” means all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required from time to time to be filed by the Company with the SEC on or after June 10, 2022, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein;

“NASDAQ” means The NASDAQ Stock Market;

“Per Share Purchase Price” has the meaning set forth in Section 2(b);

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof;

“PRC” means the People’s Republic of China;

“Purchaser” has the meaning set forth in the preamble;

“Rule 144” means Rule 144 of the Securities Act;

“SEC” means the United States Securities and Exchange Commission;

“Securities” has the meaning set forth in the recitals;

“Securities Act” means the Securities Act of 1933, as amended;

“Subsidiary” means any entity of which a majority of the outstanding equity securities or other ownership interests representing a majority of the outstanding equity interests or otherwise having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by the Company, and includes any entity which is directly or indirectly controlled by the Company;

“Transaction Documents” means this Agreement and any other agreement, document or instrument entered into or delivered in connection with the transactions contemplated hereby or thereby;

“Transfer”, directly or indirectly, offer, sell, contract to sell, pledge, transfer, assign, give, hypothecate, encumber, grant a security interest in, convey in trust, gift, devise or descent, or otherwise dispose of, or suffer to exist (whether by operation of law of otherwise) any Encumbrance on, any of the Securities or any right, title or interest therein or thereto, or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Company’s securities, in cash or otherwise, or publicly disclose the intention to make any such disposition or to enter into any such transaction, swap, hedge or other arrangement, including transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any of the Securities; and

“U.S.” or “United States” means the United States of America.

2.	PURCHASE AND SALE OF SECURITIES

(a)            Purchase of Shares. Subject to the satisfaction or waiver of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to the Purchasers, and the each of the Purchaser shall subscribe for and purchase from the Company on the Closing

Date, such number of Class A Ordinary Shares set forth opposite Purchasers’ name on Schedule I under the column titled with “Class A Ordinary Shares” (the “Closing”).

(b)           Purchase Price. The per share purchase price shall be US$0.001125 for each Class A Ordinary Share of the Company (the “Per Share Purchase Price”). The aggregate purchase price with respect to each Purchaser for the Securities (the “Aggregate Purchase Price”) shall be such amount as set forth opposite to its name on Schedule I under the column titled with “Aggregate Purchase Price”.

(c)	Closing.

(i)            Date and Time. The Closing shall take place remotely via exchange of documents and signatures on such date as is specified by the Company and the Purchasers (the “Closing Date”), which date shall be no later than the second Business Day after the satisfaction or, to the extent permissible, waiver of the last of the conditions to the Closing set forth in Sections 6 and 7 below (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions), or at such other date and location as may be agreed in writing by the Company and the Purchasers.

(ii)           Payment and Delivery.

(A)         Each Purchaser shall pay the Aggregate Purchase Price to the Company for the Securities to be issued and sold to the respective Purchaser at the Closing or at other time mutually agreed by such Purchaser and the Company, by electronic bank transfer of immediately available funds to the bank account as set forth in Annex A or such other bank account as may be designated in writing by the Company, such payment to be evidenced by delivery to the Company of a copy of the irrevocable wiring instructions delivered by the Purchaser to its bank (known as “MT-103” and containing SWIFT number of such remittance);

(B)          the Company shall deliver to the Purchasers an updated copy of the register of members of the Company evidencing each Purchaser’s ownership of the Securities on the Closing Date.

3.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser represents and warrants to the Company as of the date hereof and as of the Closing Date that:

(a)            Organization. Such Purchaser and any Affiliate that is a party to the Transaction Documents is a company duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

(b)           Authorization; Enforcement; Validity. Such Purchaser and/or its Affiliate(s) (as the case may be) has the requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated by this Agreement and each other Transaction Document to which it is a party. The execution and delivery of this Agreement by such Purchaser and the consummation of the transactions contemplated by and in compliance with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of such Purchaser. This Agreement and each other Transaction Document have been duly executed and delivered by such Purchaser and/or its Affiliate(s) (as the case may be) and constitute the legal, valid and binding obligations of such Purchaser and/or its Affiliate(s) (as the case may be), enforceable against such Purchaser and/or its Affiliate(s) (as the case may be) in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(c)            No Conflicts. The execution, delivery and performance by such Purchaser and/or its Affiliate(s) (as the case may be) of this Agreement and the other Transaction Documents and the consummation by such Purchaser and/or its Affiliate(s) (as the case may be) of the transactions contemplated hereby and thereby do not and will not (i) result in a violation of the organizational or constitutional documents of such Purchaser and/or its Affiliate(s) (as the case may be), or (ii) result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state, and any other applicable, securities laws) applicable to such Purchaser and/or its Affiliate(s) (as the case may be), except in the case of clause (ii) above, for such violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations hereunder.

(d)           Consents and Approvals. Neither the execution and delivery by such Purchaser and/or its Affiliate(s) (as the case may be) of this Agreement or any other Transaction Document, nor the consummation by such Purchaser and/or its Affiliate(s) (as the case may be) of any of the transactions contemplated hereby or thereby, nor the performance by such Purchaser and/or its Affiliate(s) (as the case may be) of this Agreement or any other Transaction Document in accordance with its respective terms, requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party.

(e)	Status and Investment Intent.

(i)            Investment Experience. Such Purchaser is a sophisticated investor with knowledge and experience in financial and business matters such that such Purchaser is capable of evaluating the merits and risks of the investment in the Securities. Such Purchaser is able to bear the economic risks of an investment in the Securities. Such Purchaser has carefully reviewed all documents relating to the transactions contemplated by this Agreement and has been provided with all other materials that it considers relevant to the transactions contemplated by this Agreement, has had a full opportunity to ask questions of and receive answers from the Company or any person acting on behalf of the Company concerning the terms and conditions of transactions contemplated by this Agreement. In making its decision to invest in the Company, such Purchaser is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, except for the statements, representations and warranties contained in this Agreement.

(ii)           Purchase Entirely for Own Account. Such Purchaser is acquiring the Securities pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof in a manner that would violate the registration requirements of the Securities Act.

(iii)          Restricted Securities. Such Purchaser acknowledges that the Securities are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. Such Purchaser further acknowledges that, absent an effective registration under the Securities Act, the Securities may only be offered, sold or otherwise transferred (x) to the Company, (y) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, or (z) pursuant to an exemption from registration under the Securities Act, including the exemption provided by Rule 144A of the Securities Act.

(iv)          Status. Such Purchaser is either (x) a non-U.S. person located outside of the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act or (y) both an “accredited investor”, as that term is defined in Rule 501 of Regulation D under the Securities Act and a “qualified institutional buyer” as defined in Rule 144A promulgated under the Securities Act. Such Purchaser has not been subject to any “directed selling efforts” within the meaning of Rule 903 of Regulation S under the Securities Act in connection with its execution of this Agreement.

(f)            No Public Sale or Distribution. Such Purchaser is acquiring the Securities for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act. Such Purchaser does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities. Such Purchaser is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered as a broker-dealer.

(g)           Legends. Such Purchaser understands that the Securities and the registry of shares of the Company shall bear, in addition to any other legends required under applicable laws, the following legends:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTIONS. THESE SECURITIES MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (2) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS, AND (B) UNLESS IN COMPLIANCE WITH THE SHARE SUBSCRIPTION AGREEMENT BETWEEN THE COMPANY AND [•], DATED [•], 2025 (THE “SUBSCRIPTION AGREEMENT”). ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS OR ANY OTHER RESTRICTIONS SET FORTH IN THE SUBSCRIPTION AGREEMENT SHALL BE VOID.”

(h)           Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding with a placement agent entered into by or on behalf of such Purchaser.

(i)             Sufficient Funding. Such Purchaser has at its disposal sufficient funding to pay the Aggregate Purchase Price and consummate the transactions contemplated hereby.

(j)             No Additional Representations. Such Purchaser makes no representations or warranties as to any matter whatsoever except as expressly set forth in the Transaction Documents or in any certificate delivered by the Purchaser to the Company in accordance with the terms thereof.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchasers that, except as otherwise disclosed in the NaaS Public Documents:

(a)            Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the Cayman Islands, and has the requisite corporate power and authorization to own its properties and to carry on its business as now being conducted.

(b)           Capitalization. The authorized share capital of the Company is US$520,000,000, divided into 52,000,000,000 shares comprising (i) 48,100,000,000 Class A Ordinary Shares of a par value of US$0.01 each, (ii) 300,000,000 Class B Ordinary Shares of a par value of US$0.01 each, (iii) 1,400,000,000 Class C Ordinary Shares of a par value of US$0.01 each, (iv) 16,000,000 Class D Ordinary Shares of a par value of US$0.01 each, and (v)   2,184,000,000 shares as such Class or series (however designated) as the Board may determine in accordance with the Company Articles. As of the close of business on the date immediately prior to the date of this Agreement, 4,667,909,623 Class A Ordinary Shares, 195,969,844 Class B Ordinary Shares, 1,111,577,928 Class C Ordinary Shares and 16,000,000 Class D Ordinary Shares are issued and outstanding. The outstanding shares of the Company are duly authorized, validly issued, and non-assessable, have been issued in compliance with all applicable securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.

(c)           Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and each other Transaction Document to which it is a party and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, the issuance of the Securities, has been duly authorized by the Board and no further filing, consent or authorization (including any shareholder approval) is required by the Board or otherwise, except for any required filing regarding the issuance or listing of additional securities with NASDAQ. This Agreement and each other Transaction Document have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(d)           No Conflicts. The execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby (including, the issuance of the Securities) will not 1) result in a violation of the Company Articles, 2) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Company is a party, or 3) subject to the terms of this Agreement, result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws and regulations and the rules and regulations of NASDAQ applicable to the Company or by which any property or asset of the Company is bound or affected), except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(e)           Consents. Assuming the accuracy of the representations and warranties of the Purchasers under this Agreement and other Transaction Documents, in connection with the entering into and performance of this Agreement and the other Transaction Documents, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, 4) any Governmental Entity in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents or 5) any third party pursuant to any agreement, indenture or instrument to which the Company is a party, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained, and except for (x) any required filing or notifications regarding the issuance or listing of additional securities with NASDAQ or (y) such consent, authorization, order, filing or registration which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(f)            Issuance of Securities. The Securities, when issued and paid for in accordance with the terms hereof, will be duly authorized, validly issued and non-assessable and free from all preemptive or similar rights, taxes, liens, encumbrances and charges with respect to the issue thereof.

(g)           No Registration. Assuming the accuracy of the representations and warranties of the Purchasers in Section 3, the offer, sale and issuance of the Securities are exempt from the registration requirements of the Securities Act.

(h)           NaaS Public Documents. The Company has filed all the NaaS Public Documents. As of their respective effective dates (in the case of the NaaS Public Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other NaaS Public Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, each of the NaaS Public Documents complied in all material respects with the requirements of the Securities Act or the 1934 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder.

(i)             Litigation. Except as disclosed in the NaaS Public Documents, there are no claims, suits, actions or proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by the Transaction Documents or which would reasonably be expected, to have, individually or in the aggregate, a Material Adverse Effect.

(j)            Compliance with Applicable Laws. Except as set forth in the NaaS Public Documents, the Company and each of its Subsidiaries have conducted their businesses in compliance with all applicable laws, regulations and applicable stock exchange requirements, except where the failure to be in compliance, individually or in the aggregate, do not and would not have a Material Adverse Effect.

(k)            Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding with a placement agent entered into by or on behalf of the Company or any Subsidiary.

(l)            No Additional Representations. The Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in the Transaction Documents or in any certificate delivered by the Company to the Purchasers in accordance with the terms thereof.

5.	ADDITIONAL AGREEMENTS

(a)            Further Assurances. Each of the Purchaser and the Company shall use all reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated by this Agreement on a timely basis, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of such transactions, and will cooperate and consult with the other and use reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all Governmental Entities, necessary or advisable to consummate the transactions contemplated by this Agreement.

(b)           Expenses. Each party shall bear and pay its own costs, fees and expenses incurred by it in connection with the Transaction Documents and the transactions contemplated by the Transaction Documents.

(c)            Public Disclosure. Without limiting any other provision of this Agreement, the Company and each of the Purchaser, to the extent permitted by applicable law, will consult with each other before issuance, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and will not (to the extent practicable) issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by law, rules, regulations or any listing agreement with or requirement of NASDAQ or any other applicable securities exchange, provided that the disclosing party shall, to the extent permitted by applicable law, rules, regulations or any listing agreement with or requirement of NASDAQ or any other applicable securities exchange and if reasonably practicable, inform the other parties about the disclosure to be made pursuant to such requirements prior to the disclosure.

(d)           Conversion of ADSs. After the Securities become eligible for sale under Rule 144  without any restrictions, upon receiving a written request from a Purchaser to convert (the “ADS Conversion”) a portion or all of the Securities into ADSs free of any restrictive legend, including but not limited to the legend in Section 3(g), the Company shall use its best reasonable endeavors, and such Purchaser shall use its best reasonable endeavors to cooperate with the Company, to (i) facilitate the deposit of a portion or all of the Securities with the Depositary and (ii) provide any document and instruction as may be required by the Depositary for the ADS Conversion as soon as practicable. Such Purchaser shall be responsible for any fees or expenses incurred in connection with effecting the ADS Conversion.

(e)           Company Reporting Obligations. Until the earlier of the expiry of 24 months after the Closing and the time a Purchaser ceases to hold any Securities or ADSs representing the Securities, the Company shall comply with the reporting requirement (the “Information Requirements”) under Rule 144(c) and other requirements under Rule 144(i)(2), to the extent applicable, on a timely basis. The Company shall promptly notify such Purchaser in writing if the Company fails, or reasonably believes it is expected to fail, to comply with the Information Requirements.

6.	CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL

The obligation of the Company hereunder to issue and sell the Securities to any Purchaser at the Closing is subject to the satisfaction or waiver by the Company, on or before the Closing Date, of each of the following conditions:

(a)            Execution of Transaction Documents. Such Purchaser (and its Affiliates) shall have duly executed and delivered to the Company each of the Transaction Documents to which it is a party and other relevant documents reasonably requested by the Company.

(b)           Performance. Such Purchaser shall have performed and complied in all material respects with all agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it on or before the Closing.

(c)            Representations and Warranties; Covenants. The representations and warranties of such Purchaser shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or material adverse effect, which shall be true and correct to such extent) as of the date of this Agreement and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such specified date); provided that each representation or warranty made by such Purchaser in this Agreement under Sections 3(a), 3(b) and 3(c) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date).

7.	CONDITIONS TO THE PURCHASERS’ OBLIGATION TO PURCHASE

The obligation of each Purchaser hereunder to purchase the Securities at the Closing is subject to the satisfaction or waiver by such Purchaser, on or before the Closing Date, of each of the following conditions:

(a)            Execution of Transaction Documents and Other Documents. The Company shall have duly executed and delivered to such Purchaser each of the Transaction Documents to which it is a party and other relevant documents reasonably requested by such Purchaser.

(b)           Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it on or before the Closing.

(c)            Representations and Warranties; Covenants. The representations and warranties of the Company contained in the Transaction Documents shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or material adverse effect, which shall be true and correct to such extent) as of the date of this Agreement and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such specified date); provided that each representation or warranty made by the Company in this Agreement under Sections 4(a), (c) and (f) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date).

8.	TERMINATION.

(a)            Subject to Section 8(b) below, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i)	by mutual agreement of the Company and such Purchaser;

(ii)           by the Company or such Purchaser if any legislative body, court, administrative agency or commission or other governmental authority, instrumentality, agency or commission shall have enacted, issued, promulgated, enforced or entered any law or governmental regulation or order which has the effect of prohibiting the sale and issuance of the Securities; provided, however, that the right to terminate this Agreement pursuant to this Section 8(a)(ii) shall not be available to a party if the issuance of such law, regulation or order was initiated by, or primarily due to a breach by, such party of this Agreement;

(iii)          by the Purchaser (with respect to itself only) if any of the conditions set forth in Section 7 shall have become incapable of fulfillment, and shall not have been waived by such Purchaser; provided, however, that such Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8(a)(iii) if such Purchaser shall have materially breached or failed to perform any of its representation or warrant or covenant or agreement under any Transaction Document which breach or failure to perform would give rise to the failure of the condition set forth in Section 6; or

(iv)          by the Company if any of the conditions set forth in Section 6 shall have become incapable of fulfillment, and shall not have been waived by the Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8(a)(iv) if the Company shall have materially breached or failed to perform any of its representation or warrant or covenant or agreement under any Transaction Document which breach or failure to perform would give rise to the failure of the condition set forth in Section 7.

(b)            In the event of termination of this Agreement as provided in Section 8(a) above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto and, as applicable, the officers, directors and shareholders of each party, except that the provisions of Sections 8 and 9 hereof shall remain in full force and effect; provided that nothing herein shall relieve any party hereto from liability for any breach of this Agreement that occurred prior to such termination.

9.	MISCELLANEOUS.

(a)            Survival. The covenants, representations and warranties made by each party hereto contained in this Agreement shall survive the Closing and the delivery of the Securities in accordance with their respective terms.

(b)           Indemnification. Subject to Section 9(c), the Company on the one hand, and each Purchaser on the other hand (an “Indemnitor”) shall defend, protect, indemnify and hold harmless each other and its respective shareholders, partners, members, officers, directors, employees, agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought) (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of or arising out of 6) any misrepresentation or breach of any representation or warranty made by the Indemnitor in this Agreement, 7) any breach of any covenant, agreement or obligation of the Indemnitor contained in this Agreement, and 8) any cause of action, suit or claim brought or made against such Indemnitee by a third party (excluding for these purposes any derivative actions brought on behalf of the Indemnitor) arising out of or as a result of any breach of any representation or warranty made by the Indemnitor or its applicable Affiliates or any breach of any covenant, agreement or obligation of the Indemnitor or its applicable Affiliates under the Transaction Documents.

(c)            Limitation to the Liability. Notwithstanding anything to the contrary in this Agreement:

(i)            The maximum aggregate liabilities of the Indemnitor and its applicable Affiliates in respect of Indemnified Liabilities pursuant to Section 9(b)(i) with respect to any representations and warranties under this Agreement shall be subject to a cap equal to the Aggregate Purchase Price; provided that, the cap under this Section 9(c)(i) shall not apply to any misrepresentation or breach of any representation or warranty made by the Indemnitor under Sections 3(a), 3(b), 3(c), 4(a), 4(c) and 4(f) hereof.

(ii)           Notwithstanding any other provision contained herein and except in the case of fraud, intentional misrepresentation and/or willful misconduct, from and after the Closing, this Section 9(c) shall be the sole and exclusive remedy of any of the Indemnitees for any claims against the Indemnitor arising out of or resulting from the Transaction Documents and the transactions contemplated hereby; provided that the Indemnitee shall also be entitled to specifically enforce the terms and provisions of the Transaction Documents in any court of competent jurisdiction pursuant to Section 9(n) hereof.

(d)           Governing Law; Arbitration. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule thereof. Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be submitted to arbitration upon the request of any party with notice to the other party. The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in effect, which rules are deemed to be incorporated by reference into this Section 9(d). There shall be three (3) arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in Hong Kong. If either party to the arbitration does not appoint an arbitrator who has consented to participate within 30 days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC. The arbitration proceedings shall be conducted in English. Each party irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration in Hong Kong and the HKIAC, and hereby submits to the exclusive jurisdiction of HKIAC in any such arbitration. The award of the arbitration tribunal shall be conclusive and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award. Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(e)            Remedies and Waivers. No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall: 9) affect that right, power or remedy; or 10) operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise or any other right, power or remedy. Except as otherwise expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

(f)            Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Signatures in the form of facsimile or electronically imaged “.pdf” shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signatures were original.

(g)            Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(h)            Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(i)             Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. All references to “$” mean the lawful currency of the U.S. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Except as specifically stated herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Except as otherwise specified herein, references to a person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(j)            Entire Agreement; Amendments. This Agreement (including all schedules and exhibits hereto), together with the other Transaction Documents constitute the entire agreement, and supersede all other prior oral or written agreements between the Purchasers, the Company, their Affiliates and Persons acting on their behalf with respect to the subject matter hereof and thereof. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Purchasers. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

(k)            Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: 11) upon receipt, when delivered personally; 12) upon receipt, when sent by facsimile or email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); 13) one (1) Business Day after deposit with an internationally recognized overnight courier service, or 14) when sent by confirmed electronic mail if sent during normal business hours of the recipient, and if not, then on the next Business Day, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

NaaS Technology Inc.

Address:	Newlink Center, Area G, Building 7,
Huitong Times Square,
No.1 Yaojiayuan South Road,
Chaoyang District, Beijing, 10024
People’s Republic of China
Email:	steven@enaas.com
Facsimile:
Attention:	Steven Sim

If to Newlink Envision Limited

Address:	Newlink Center, Area G, Building 7, Huitong Time
Square, No.1, Yaojiayuan South Road,
Chaoyang District, Beijing
Email:	tangjunning@newlink.com
Attention:	Joyce Tang

If to Newlink Linkage Limited:

Address:	Newlink Center, Area G, Building 7, Huitong Time
Square, No.1, Yaojiayuan South Road,
Chaoyang District, Beijing
Email:	tangjunning@newlink.com
Attention:	Joyce Tang

(l)            Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Except as otherwise provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

(m)           Adjustment of Share Numbers. If there is a subdivision, split, stock dividend, combination, reclassification or similar event with respect to any of the Company’s Class A Ordinary Shares referred to in this Agreement, then, in any such event, the numbers and types of shares of such Class A Ordinary Shares referred to in this Agreement shall be equitably adjusted as appropriate to the number and types of shares of such securities that a holder of such number of shares would own or be entitled to receive as a result of such event of such holder had held such number of shares immediately prior to the record date for, or effectiveness of, such event.

(n)           Specific Performance. The parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of the Transaction Documents were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to the Transaction Documents shall be entitled to seek injunction to prevent breaches of the Transaction Documents and to enforce specifically the terms and provisions of the Transaction Documents.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company and the Purchasers have caused its respective signature page to this Share Subscription Agreement to be duly executed as of the date first written above.

NAAS TECHNOLOGY INC.

By:	/s/ Yang Wang
	Name:	Yang Wang
	Title:	Director

[Signature Page to Share Subscription Agreement]

IN WITNESS WHEREOF, the Company and the Purchasers have caused their respective signature page to this Share Subscription Agreement to be duly executed as of the date first written above.

PURCHASER:	Newlink Envision Limited

	By:	/s/ Zhen Dai
		Name:	Zhen Dai
		Title:	Director

[Signature Page to Share Subscription Agreement]

IN WITNESS WHEREOF, the Company and the Purchasers have caused their respective signature page to this Share Subscription Agreement to be duly executed as of the date first written above.

PURCHASER:	Newlink Linkage Limited

	By:	/s/ Zhen Dai
		Name:	Zhen Dai
		Title:	Director

[Signature Page to Share Subscription Agreement]

Schedule I

Purchasers

Purchaser	Class A Ordinary Shares	Aggregate Purchase Price (USD)
Newlink Envision Limited	6,400,000,000	7,200,000
Newlink Linkage Limited	6,400,000,000	7,200,000
Total	12,800,000,000	14,400,000

Annex A

Bank Account

Bank: HK and Shanghai Banking Corp Ltd

Name of Account Holder: NAAS TECHNOLOGY INC.

Account Number: 741-477749-201

SWIFT Code: HSBCHKHH